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                                                                      EXHIBIT 21

                       JONES INTERNATIONAL NETWORKS, LTD.
                              LIST OF SUBSIDIARIES

    All of the companies listed below are Colorado corporations, unless otherwise indicated.

BP Programming, Inc.

Great American Country, Inc.

JPN, Inc.

Jones Audio Services, Inc.

Jones/Capstar Radio Programming LLC

Jones Direct, Ltd.

Jones Earth Segment, Inc.

Jones Galactic Radio, Inc.

Jones Galactic Radio Partners, Inc.

Jones Infomercial Networks, Inc.

Jones Infomercial Network Ventures, Inc.

Jones Infomercials International, Ltd.

Jones MAI Radio, Inc.

Jones/Owens Radio Programming LLC

Jones Radio Holdings, Inc.

Jones Radio Network, Inc.

Jones Radio Network Ventures, Inc.

Jones Space Holdings, Inc.

MediaAmerica, Inc., a New York corporation

Product Information Network Venture, a Colorado joint venture